Exhibit 99.1

Limoneira Announces Change to Board of Directors

SANTA PAULA, Calif.-- (BUSINESS WIRE) – Dec. 18, 2023 – The Board of Directors of Limoneira Company (the “Company” or “Limoneira”) (Nasdaq: LMNR), a diversified citrus growing, packing, selling and marketing company with related agribusiness activities and real estate development operations, today announced the retirement of Elizabeth Blanchard Chess from the Company’s Board of Directors (the “Board”), effective January 1, 2024. Peter J. Nolan has been appointed to the Board, effective January 1, 2024, to fill the vacancy created by the retirement of Ms. Chess. Mr. Nolan will also serve as a member of the Board’s Audit and Finance Committee and Risk Management Committee. Following the appointment of Mr. Nolan, the Board will be comprised of seven directors, six of whom are independent.

Limoneira Chairperson of the Board, Scott S. Slater, stated, “We thank Betsy for her insight and guidance during her seven years as a member of the Board and are very pleased that she will continue to serve our Company as a consultant in important community outreach efforts. Betsy has extensive experience and knowledge of the Santa Paula and Ventura County communities and will serve as a community relations and corporate communication consultant, managing certain philanthropic efforts for Limoneira and representing the Company at civic, media and other community events. We are pleased to welcome Peter and believe he will be a valuable asset in guiding the Company as we continue to execute against our strategic roadmap to enhance near and long-term value and commence the exploration of potential strategic alternatives aimed at maximizing value for our stockholders.”

Peter Nolan, Chairman of Nolan Capital, Inc. commented, “I am excited to be joining the Board of Limoneira as it enters this phase of exploring ways to unlock additional value for stockholders.”

Mr. Nolan currently serves as the chairman of Nolan Capital, Inc., which he founded in 2014 as the holding company for his family office to make long term investments in growth-oriented companies. Mr. Nolan also serves as a Senior Advisor to Leonard Green & Partners (“LGP”). Mr. Nolan joined LGP as a Managing Partner in 1997. Previously, Mr. Nolan was a Managing Director and Co-Head of DLJ’s (now Credit Suisse) Los Angeles Investment Banking Division, which he joined in 1990. Prior to DLJ, Mr. Nolan was a First Vice President in corporate finance at Drexel, Burnham, Lambert in Beverly Hills from 1986 to 1990, a Vice President at Prudential Securities, Inc. from 1982 to 1986 and an Associate at Manufacturers Hanover Trust Company. Mr. Nolan serves as Chairman of Diamond Wipes International, Ortega National Parks, Fresh Brothers, and Country Supplier which owns both C-A-L Ranch Stores and Coastal Farm & Ranch. He is also the controlling shareholder of Water Engineering. Mr. Nolan currently serves on the Board of Directors of AerSale Holdings, Inc. Mr. Nolan serves as a trustee of the United States Olympic and Paralympic Foundation. He earned a Bachelor of Science degree in Agricultural Economics and Finance from Cornell University and an M.B.A. from the Johnson Graduate School of Management at Cornell University.

About Limoneira Company

Limoneira Company, a 130-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (lē moñ âra) is a dedicated sustainability company with 11,100 acres of rich agricultural lands, real estate properties, and water rights in California, Arizona, Chile and Argentina. The Company is a leading producer of lemons, avocados and other crops that are enjoyed throughout the world. For more about Limoneira Company, www.limoneira.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira’s current expectations about future events and can be identified by terms such as “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “strive to,” and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors that may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: success in executing the Company’s business plans and strategies and managing the risks involved in the foregoing; additional impacts from the current COVID-19 pandemic, changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; disruption in the global supply chain; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira’s SEC filings that are available on the SEC’s website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

Investors

John Mills

Managing Partner

ICR 646-277-1254